SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):  February 8, 2005

Commission file number: 0-22340

Palomar Medical Technologies, Inc
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdic- tion of incorporation)	0-22340 (Commission File Number)	04-3128178 (I.R.S. Employer Identification No.)

82 Cambridge Street, Burlington, Massachusetts 01803
(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code):   (781) 993-2300

(Former Name or Former Address, if Changed Since Last Report)

ITEM  1.01   MATERIAL DEFINITIVE AGREEMENT

        On February 8, 2005, the Board of Directors of Palomar Medical Technologies, Inc. (the “Company”) adopted a 2005 Incentive Compensation Program – Executive Level (the “Program”) for fiscal year 2005. Under the Program, if the Company meets a certain base level profit milestone, these officers would receive a cash bonus of up to 45% of such officer’s annual base salary for meeting both corporate and individual objectives. In addition, if the Company meets a certain second level profit milestone above base level, these officers would receive an additional cash bonus of up to 25% of such officer’s annual base salary. Also, these officers would receive an additional cash bonus of up to 3% of such officer’s annual base salary for each certain additional level above the second profit milestone.

        Also on February 8, 2005, the Board of Directors of the Company increased the Board meeting fees provided to non-employee directors to $32,000 per Director per year.

        Statements contained in this Current Report that are not historical facts and other information provided by the Company and its employees from time to time may contain certain forward-looking information, as defined by (i) the Private Securities Litigation Reform Act of 1995 (the “Reform Act”) and (ii) releases by the SEC. Actual results could differ materially from those suggested in such forward-looking statements due to the risk factors identified below and other factors including, without limitation, risks concerning the timing of new product introductions, financing of future operations, the Company’s research partnerships, manufacturing risks, variations in our quarterly results, enforcement of intellectual property rights by us and our competitors, the occurrence of unanticipated events and circumstances, and general economic conditions, including stock market volatility. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 11, 2005	PALOMAR MEDICAL TECHNOLOGIES, INC. By: /s/ Joseph P. Caruso —————————————— Joseph P. Caruso Chief Executive Officer and President